SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-A/A

Amendment No. 1

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

SONUS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-4343413
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

22026 20th Avenue S.E.
Bothell, Washington 98021

(Address, including zip code, of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

None	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.      ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.      ☒

Securities Act registration statement file number to which this Form relates:  000-21243

Securities to be registered pursuant to Section 12(g) of the Act:

Rights to Purchase
Series A Junior Participating Preferred Stock

(Title of Class)

The undersigned registrant hereby amends its Registration Statement on Form 8-A/A filed on July 25, 2002, by adding the information set forth below.

ITEM 1.                                                     DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Effective October 17, 2005 Sonus Pharmaceuticals, Inc., a Delaware corporation (the “Company”) executed a First Amendment (the “First Amendment”) to the Amended and Restated Rights Agreement, dated July 24, 2002 (the “Rights Agreement”) between the Company and U.S. Stock Transfer Corporation, as Rights Agent.  Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement.

The First Amendment provides, among other things, that Schering AG (“Schering”) shall not be deemed an Acquiring Person pursuant to the Rights Agreement so long as it is not the Beneficial Owner of more than 16% of the Company’s outstanding common stock.  In addition, the definition of Acquiring Person, as it relates to the foregoing limitation on the percentage ownership of the Company by Schering, may not be amended without Schering’s consent so long as Schering owns at least 10% of the Company’s outstanding common stock.

A copy of the First Amendment is filed as an Exhibit hereto.  The Amended and Restated Right Agreement was filed as Exhibit 2.1 to the Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on July 25, 2002.    A copy of the Amended and Restated Rights Agreement is available to stockholders from the Company free of charge.

This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Rights Agreement, which is incorporated herein by this reference.

ITEM 2.                                                     EXHIBITS

1.               Amended and Restated Rights Agreement, dated July 24, 2002, between the Company and U.S. Stock Transfer Corporation, which includes as Exhibit A thereto a form of Certificate of Designation for Preferred Stock and as Exhibit B thereto the Form of Rights Certificate (Incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form 8-A/A filed with the SEC on July 25, 2002).

2.               First Amendment to Amended and Restated Rights Agreement, dated October 17, 2005 between the Company and U.S. Stock Transfer Corporation, as Rights Agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

SONUS PHARMACEUTICALS, INC.

	By:	/s/Alan Fuhrman
Alan Fuhrman
Senior Vice President and Chief Financial Officer

Date: October 17, 2005

EXHIBIT INDEX

Exhibit No.	Exhibit

1.

Amended and Restated Rights Agreement, dated July 24, 2002, between the Company and U.S. Stock Transfer Corporation, which includes as Exhibit A thereto a form of Certificate of Designation for Preferred Stock and as Exhibit B thereto the Form of Rights Certificate (Incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form 8-A/A filed with the SEC on July 25, 2002).

2.	First Amendment to Amended and Restated Rights Agreement, dated October 17, 2005 between the Company and U.S. Stock Transfer Corporation, as Rights Agent.